EXHIBIT 99.1

Jones Soda Reports Strong Fourth Quarter and Full Year 2021 Results

– Continues to Execute on Turnaround Strategy, Reports Sixth Consecutive Quarter of Revenue Growth –

– Completes Strategic Entry into Cannabis Sector; Expects to Launch Portfolio by End of First Quarter –

SEATTLE, March 10, 2022 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), the original craft soda company known for its unconventional flavors and user-designed label artwork, announced its financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights vs. Year-Ago Quarter

  Revenue increased 18% to $2.9 million compared to $2.5 million.
  Gross profit as a percentage of revenue increased 260 basis points to 26.5% compared to 23.9%.
  Net loss was $1.3 million, or $(0.02) per share, compared to a net loss of $0.9 million, or $(0.01) per share.
  Adjusted EBITDA1 was $(1.2) million compared to $(0.8) million. Adjusted EBITDA included approximately $0.4 million in cannabis-related expenses during the fourth quarter of 2021.

Full Year 2021 Financial Highlights vs. Prior Year

  Revenue increased 24% to $14.8 million compared to $11.9 million.
  Gross profit as a percentage of revenue increased 720 basis points to 29.7% compared to 22.5%.
  Net loss improved to $1.8 million or $(0.03) per share, compared to a net loss of $3.0 million, or $(0.05) per share.
  Adjusted EBITDA1 improved to $(1.3) million compared to $(2.6) million. Adjusted EBITDA included approximately $0.4 million in cannabis-related expenses during the fourth quarter of 2021.

Management Commentary

“2021 was a transformative year spearheaded by strategic partnerships and increased sales across all channels,” said Mark Murray, President and CEO of Jones Soda. “We made great progress expanding our base business across multiple channels, while continuing to focus on our unique labels to increase consumer awareness. We exceeded internal expectations and completed the first year of our three-year turnaround plan with 24% year-over-year revenue growth, a gross profit margin improvement of 720 basis points, and heightened national awareness.

“From a marketing standpoint, the revival of our Turkey and Gravy soda after a ten-year hiatus was an enormous success during the fourth quarter garnering $7.5 million in ad value and over 1.3 billion online impressions. We believe these engagement levels are a testament to the power and community of the Jones Soda brand. Jones has always been known for thinking outside of the box, creating engaging labels, and experimenting with flavors. During the quarter we also announced a key retail expansion with Meijer. It had been five years since Jones products had been in Meijer stores and we are proud of our achievement to have Jones Soda reintroduced to the large retailer across 210 stores in six Midwest states.

“Subsequent to the end of the year, we announced multiple partnerships with celebrities and companies, including professional boxer Mike Tyson and Wesana Health to launch a line of Nootropic supplements, UFC Women’s Bantamweight Champion Julianna Peña to raise our brand profile, and The ICEE Company as part of our Special Release Program. Additionally, we are planning to launch our cannabis portfolio by the end of Q1 and expect it will be an immediate hit with consumers as we leverage the strength and community of the Jones Soda brand.

“Looking at where we sit today, 2022 has started off strong. In conjunction with our expected strategic entry into the cannabis sector, we recently listed on the Canadian Securities Exchange as we look to increase the liquidity of our shares and appeal to a broader investor base. We are also making strides expanding distribution within the club channel, foodservice channel, and alternative channels. Operationally, we continue to work with our supply chain partners to navigate the challenging business environment and we’ve been able to increase prices to offset some of the cost impacts. With our solid foundation in place, we believe we are just getting started on our turnaround. In fact, we expect for this momentum of revenue growth to continue into 2022.”

Fourth Quarter 2021 Financial Results

Revenue in the fourth quarter of 2021 increased 18% to $2.9 million compared to $2.5 million in the prior year period. The revenue growth was primarily attributable to the continued sales momentum of Jones’ core bottled soda products.

Gross profit as a percentage of revenue increased 260 basis points to 26.5% for the fourth quarter of 2021 compared to 23.9% in the year-ago period. The improvement in gross profit margin reflects the Company’s continued shift to a more favorable product mix.

Net loss for the fourth quarter of 2021 was $1.3 million, or $(0.02) per share, compared to a net loss of $0.9 million, or $(0.01) per share, in the fourth quarter of 2020. The increase in net loss was primarily attributable to the added operating expenses related to the Company’s expected strategic entry into the cannabis sector, which were approximately $0.4 million in the fourth quarter of 2021.

Adjusted EBITDA1 in the fourth quarter of 2021 was $(1.2) million compared to $(0.8) million the prior year period.

Full Year 2021 Financial Results

Revenue in 2021 increased 24% to $14.8 million compared to $11.9 million in 2020. The revenue growth was primarily driven by the Company’s continued execution of its turnaround plan and increased sales of its core bottled soda products.

Gross profit as a percentage of sales increased 720 basis points to 29.7% in 2021 compared to 22.5% in 2020. The improvement was driven mostly by the favorable product mix shift and cost optimization efforts throughout the year.

Net loss improved to $1.8 million, or $(0.03) per share, in 2021 compared to a net loss of $3.0 million, or $(0.05) per share, in 2020.

Adjusted EBITDA1 in 2021 improved to $(1.3) million compared to $(2.6) million in 2020.

At December 31, 2021, cash and cash equivalents totaled $4.7 million compared to $5.9 million at September 30, 2021, and $4.6 million at December 31, 2020. Apart from the $3 million in aggregate principal amount of its currently outstanding convertible debt instruments issued in February 2022, the Company does not have any substantial debt and continues to actively evaluate a new line of credit. Subsequent to year-end, the Company raised $11.0 million in concurrent financials in connection with its acquisition of Pinestar Gold as part of the Company’s planned strategic entry into the cannabis sector.

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1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2021.

Date: March 10, 2022
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-888-204-4368
International dial-in number: 1-323-994-2093
Conference ID: 1913157

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through March 17, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 1913157

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA and Adjusted EBITDA for core soda business, which are not United States Generally Accepted Accounting Principle (“GAAP”) financial measures. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. These Adjusted EBITDA measures have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that these Adjusted EBITDA measures provide useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. These non-GAAP financial measures are not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. These Adjusted EBITDA measures should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations and its ability to continue as a going concern, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to effectively utilize the proceeds from its recent financings, including its recent debenture financings, and from the Company’s recently completed plan of arrangement; the Company’s ability to recognize the anticipated benefits of the transactions contemplated by its plan of arrangement; the Company’s ability to execute its plans to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies, especially in light of the restrictions caused by the COVID-19 pandemic; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and manage the impact of the COVID-19 pandemic and other factors on its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing and to manage the impact that the COVID-19 pandemic may have on the Company’s ability to access capital; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (“SEC”) on March 24, 2021 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Mark Murray
President and CEO
1-206-624-3357

Investor Relations Contact

Cody Cree
Gateway Group
1-949-574-3860
JSDA@gatewayir.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)

Revenue	$2,912	$2,464	$14,792	$11,895
Cost of goods sold	2,139	1,875	10,394	9,216
Gross profit	773	589	4,398	2,679
Gross profit %	26.5%	23.9%	29.7%	22.5%

Operating expenses:
Selling and marketing	899	655	3,003	2,579
General and administrative	1,155	792	3,302	2,928
	2,054	1,447	6,305	5,507
Loss from operations	(1,281)	(858)	(1,907)	(2,828)
Interest income	1	1	4	24
Interest expense	(65)	(35)	(225)	(151)
Other income (expense), net	6	(18)	344	(15)
Loss before income taxes	(1,339)	(910)	(1,784)	(2,970)
Income tax expense, net	(3)	(8)	(27)	(27)
Net loss	$(1,342)	$(918)	$(1,811)	$(2,997)

Net loss per share - basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.05)
Weighted average common shares outstanding - basic and diluted	67,840,411	61,975,748	65,542,609	61,792,285

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	December 31, 2021	December 31, 2020
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$4,667	$4,614
Accounts receivable, net of allowance of $114 and $93	2,662	1,581
Inventory	1,923	1,856
Prepaid expenses and other current assets	358	193
Total current assets	9,610	8,244
Fixed assets, net of accumulated depreciation of $627 and $554	238	305
Right of use lease asset	365	471
Other assets	33	33
Total assets	$10,246	$9,053
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,239	$1,385
Accrued expenses	1,544	853
Lease liability, current portion	109	102
Taxes payable	8	6
Current portion of convertible subordinated notes payable, net	92	-
Current portion of accrued interest expense	55	-
2022 Financing Proceeds Received, Net of Closing Costs	538	-
Current portion of SBA Loan	-	140
Total current liabilities	3,585	2,486
Net convertible subordinated notes payable, net of current portion	1,778	1,386
Accrued interest expense, net of current portion	-	232
SBA loan, net of current portion	-	195
Lease liability, net of current portion	266	375
Total liabilities	5,629	4,674
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 67,840,941 shares and 61,975,748 shares, respectively	76,017	73,953
Accumulated other comprehensive income	396	411
Accumulated deficit	(71,796)	(69,985)
Total shareholders’ equity	4,617	4,379
Total liabilities and shareholders’ equity	$10,246	$9,053

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, in thousands)

Adjusted EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
GAAP net income (loss)	$(1,342)	$(918)	$(1,811)	$(2,997)
Stock based compensation	37	44	144	174
Interest income	(1)	(1)	(4)	(24)
Interest expense	65	35	225	151
Income tax expense, net	3	8	27	27
Depreciation and Amortization	23	26	93	71
Non-GAAP Adjusted EBITDA	$(1,215)	$(806)	$(1,326)	$(2,598)